Exhibit 10.7

Exclusive License Agreement
between
National Jewish Health and Aeolus Pharmaceuticals, Inc.

This Exclusive License Agreement (“Agreement”) is effective as of January 15, 2009 (the “Effective Date”) by and between National Jewish Health (“National Jewish”), having an address at 1400 Jackson Street, Denver, Colorado 80206, and Aeolus Pharmaceuticals, Inc. (“Aeolus”), having an address at 26361 Crown Valley Parkway, Suite 150, Mission Viejo, California 92677. National Jewish and Aeolus are each individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

Background

Whereas, National Jewish and Aeolus entered into a “License Agreement” effective on November 17, 2000 and amended on May 14, 2002 (the “150 License Agreement”), whereby Aeolus received a license relating to certain substituted porphyrin compounds designated as the 10150 series (the “150 Series Compounds”);

Whereas, National Jewish employees Dr. Brian Day (“Dr. Day”) and Dr. Carl White (Dr. White) have developed new uses for the 150 Series Compounds involving protection against, and treatment for, exposure to certain chemical agents (the “Inventions”);

Whereas, The Inventions were made with U.S. Government support and, notwithstanding anything to the contrary in this Agreement, the U. S. Government has certain rights in the Inventions under 37 CFR §401.

Whereas, National Jewish is the owner by assignment from Dr. Day and Dr. White of Provisional U.S. Patent Application Serial No. 60/055,919, entitled “Treatments that Rescue Injury from Vesicating Agents” and filed on 5/23/2008, which discloses the new uses for the 150 Series Compounds developed by Dr. Day (the “Pending Application”);

Whereas, Aeolus desires to develop, manufacture, use, import, offer for sale and sell the 150 Series Compounds for use in the protection against certain chemical agents, as disclosed in the Pending Application; and

Whereas, Aeolus desires to obtain an exclusive license under the Pending Application for such activities, and National Jewish is willing to grant to Aeolus such a license on the terms and conditions set forth below.

Now Therefore, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

Terms

1.	Definitions

1.1
“Field” means methods, products, substances and tools for use in protection against, counter-measures (including preventive counter-measures) against, and treatment for exposure to chemical agents including, but not limited to, sulfur mustard gas exposure.

1.2	“Improvement” means any revision, modification, improvement, innovation, enhancement, alteration or adaptation by or for a Party of any of the Patent Rights or the Technology.

1.3
“Intellectual Property Rights” means any and all rights existing under patent law, copyright law, trade secret law, trademark law, unfair competition law, publicity rights, privacy rights and any and all other similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect anywhere in the world.

1.4
“Product” means any article of manufacture, composition of matter, process or method in the Field which, when made, used, packaged, sold, offered for sale, imported or otherwise disposed of is within the scope of any unexpired Patent Rights. Products shall include, but not be limited to, 150 Series Compounds in the Field.

1.5
“Patent Rights” means the legal rights to all subject matter claimed in or covered by the Pending Application, all corresponding non-provisional patent applications, all patents that issue from the Pending Application or its non- provisional counterpart(s), all reissues, continuations, continuations-in-part, divisionals and extensions of each of the foregoing, as well as all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom. It is understood and agreed that subject matter that is patentably distinct from the subject matter described within the Pending Application is not within the scope of the Patent Rights. For the avoidance of doubt, patentably distinct Improvements relating to the subject matter of the Pending Application are not Patent Rights under this Agreement.

1.6
“Prosecution” means the preparation, filing, prosecution, issuance and maintenance (including interference, opposition and similar third party proceedings before the relevant patent office) of patents and patent applications.

1.7
“Technology” means: (i) all inventions, concepts, ideas, techniques, processes, methods, discoveries and innovations that relate to the development, synthesis, manufacture or evaluation of the 150 Series Compounds for use in protection against, counter-measures (including preventive counter-measures) against or treatment for chemical agent exposure; and (ii) all proprietary know-how, show- how, knowledge, information and expertise that relates in any manner to the subject matter described in subsection (i) above; provided that, in each case, the item or information is owned by National Jewish as of the Effective Date and is not included in the Patent Rights.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

2.	License Rights

2.1
Grant. Subject to the terms and conditions of this Agreement, National Jewish hereby grants to Aeolus an exclusive (even as to National Jewish, except as set forth in Section 2.5 below), irrevocable, transferable, worldwide license under the Patent Rights and its rights in the Technology to screen, have screened, research, have researched, develop, have developed, make, have made, use, have used, import, have imported, market, have marketed, offer for sale, sell, have sold and otherwise exploit and fully commercialize the Products throughout the world. It shall be in Aeolus’s sole discretion to decide how the license rights granted under this Section 2.1 are used, including but not limited to, determining how and by whom the Products will be marketed, promoted and distributed, and the commission structure and financial terms for such marketing, promotion and distribution.

2.2
Sublicenses. Aeolus shall have the right to sublicense to third parties the licenses and rights granted under Section 2.1. All sublicenses granted in accordance with this Section 2.2 shall be consistent with, co-terminus with, and subject to the terms and conditions of this Agreement. Each sublicense shall also expressly state, pursuant to Section 11.7, that the sublicense shall remain in full force and effect upon termination of this Agreement and shall thereafter be a binding agreement between the sublicensee and National Jewish, unless the sublicensee and National Jewish mutually agree, acting in good faith, that they wish to either terminate the sublicense or negotiate new terms.

2.3
Notification. Aeolus shall provide National Jewish with a fully executed copy of each sublicense granted in accordance with Section 2.2, as well as a copy of each amendment thereto, within thirty (30) days after its execution.

2.4
Contract Manufacturers. Aeolus may, without the further consent of National Jewish, engage contract manufacturers to manufacture Products to be sold by or for Aeolus. It shall be in Aeolus’s sole discretion to decide who will serve as contract manufacturers and the terms of any such manufacturing arrangement.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

2.5
Retained Rights. Notwithstanding anything to the contrary in this Agreement, National Jewish retains the right to practice under the Patent Rights for its own non-commercial (i) educational, (ii) research and (iii) clinical purposes without restriction and without payment of royalties or other fees, including, without limitation, the right (a) to provide materials related to the Patent Rights to governmental laboratories and to other institutions of higher learning for non-commercial purposes and (b) to perform research itself for non-commercial purposes without restriction and without payment of royalties or other fees, provided that National Jewish represents and shall procure the agreement of each governmental laboratory or institution of higher learning to which it provides materials related to Patent Rights that such laboratory or institution shall only use those materials for its own non-commercial research purposes (without any right to provide those materials to a third party) and that any patent rights arising out of the use of those materials by such laboratory or institution shall be licensed to Aeolus as an irrevocable, transferable, worldwide non-exclusive license. In granting licenses for non-commercial purposes to governmental laboratories and/or to other institutions of higher learning under this Section 2.5, National Jewish will not knowingly grant any for-profit party any rights to Patent Rights in the Field, which are licensed to Aeolus under this Agreement. In no event shall National Jewish practice any rights under the Patent Rights nor grant any license of the Patent Rights to any third party in the Field, for any commercial purpose. It is understood and acknowledged that nothing in this Agreement may be construed to restrict National Jewish from using Patent Rights outside the Field as it sees fit (which shall include, but shall not be limited to, the licensing of Patent Rights outside the Field to any third party).

3.	Improvements

3.1
Exclusive Option for Additional Licenses. During the term of this Agreement, National Jewish shall disclose to Aeolus all Improvements that are created, developed or conceived by or for National Jewish (without any inventive contribution by Aeolus). Aeolus shall have an exclusive option to negotiate in good faith with National Jewish reasonable terms and conditions for an exclusive license of the rights to such Improvement(s) in the Field. Aeolus shall have the right to exercise its option for any subject matter disclosed under this Section 3.1 for a period of time that commences on the date the subject matter is disclosed to Aeolus and ends ninety (90) days thereafter (the “Option Period”). If Aeolus notifies National Jewish during the Option Period that it is exercising its option to negotiate a license agreement with respect to any Improvement, the Parties shall cooperate in good faith to negotiate reasonable terms and conditions for such a license agreement. The Parties shall have ninety (90) days from the date National Jewish receives notice that Aeolus is exercising its option to negotiate the terms of such a license agreement (the “Negotiation Period”). If, for any Improvement disclosed to Aeolus under this Section 3.1, Aeolus fails to exercise its exclusive option within the Option Period, or if the Parties are unable to agree to terms and conditions for a license within the Negotiation Period, Aeolus’ exclusive option to license such Improvement shall terminate and Aeolus shall thereafter have no rights in the Improvement. National Jewish shall then be free to negotiate license terms with third parties, subject solely to the limitations in Section 3.2 below.

3.2
Third Party Terms. If, within six (6) months after the Negotiation Period ends for a particular Improvement disclosed to Aeolus under Section 3.1 without the execution of a license agreement, National Jewish receives from a third party an offer, acceptable to National Jewish, of terms for a license to the same Improvement, National Jewish shall disclose such terms to Aeolus (without disclosing the identity of the third party), and Aeolus shall have the option to accept an exclusive license to such subject matter on the disclosed terms. Aeolus shall have thirty (30) days from the disclosure of the proposed license terms to either accept them or decline to do so. If Aeolus declines, National Jewish may enter into a license agreement on such terms with the third party.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

3.3
Improvements Made by or for Aeolus. All Improvements created, developed, conceived, obtained or acquired by or for Aeolus (without any inventive contribution by National Jewish), and all. Intellectual Property Rights therein, shall be the sole and exclusive property of Aeolus. Aeolus shall have the right to protect its rights in such Improvements in any manner that Aeolus deems necessary or appropriate, including without limitation the right to file patent applications pertaining to such Improvements anywhere in the world.

3.4
Improvements Made Jointly by National Jewish and Aeolus. If during the term of this Agreement, National Jewish and Aeolus jointly create, develop or conceive an Improvement, the Parties shall jointly own the Improvement and all Intellectual Property Rights in it. The Parties shall: cooperate together in good faith as necessary to protect and enforce their rights in each such Improvement.

4.	Consideration. In consideration of the rights and licenses granted to Aeolus under this Agreement, Aeolus agrees to pay National Jewish the following:

4.1	License Fee. Aeolus shall pay National Jewish an Up-front license fee of twenty thousand dollars ($20,000), no later than ten (10) days after the Effective Date.

4.2
Milestone. Aeolus shall pay National Jewish a milestone fee of five hundred thousand dollars ($500,000), no later than thirty (30) days after the receipt of funds from the award of a procurement from the United States government for 150 Series Compounds for use in the Field. Money granted for research and development of compounds will not be considered procurement dollars for the purposes of this Agreement.

4.3
Sublicensing Income. Aeolus shall pay to National Jewish two percent (2%) of all sublicensing fees, milestone payments and sublicense royalties that it receives from sublicenses granted pursuant to Section 2.2 of this Agreement (the “Sublicense Fees”); provided, however, that National Jewish shall not be entitled to any portion of any amounts paid by any sublicensee to Aeolus which constitute, and are identified in the affected sublicense agreement as, reimbursements to Aeolus by such sublicensee for past or future research or development efforts, loans or equity investments.

4.4
Royalties under the 150 License Agreement. For clarity, the Parties acknowledge and agree that Aeolus’s obligations to pay milestone fees and royalties due under the 150 License Agreement for sales of “Licensed Products” (as defined in the 150 License Agreement) shall remain in effect, and shall not be altered or modified in any manner by this Agreement.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

5.	Payments

5.1
Payment of Sublicense Fees. Aeolus shall pay National Jewish the amounts set forth in Section 4.3: (i) within thirty (30) days of the end of each calendar quarter (i.e., the end of March, June, September and December) in which Aeolus receives the payments to which the Sublicense Fees apply; and (ii) within ninety (90) days after the termination or expiration of this Agreement as a final payment for all Sublicense Fees due under this Agreement.

5.2
Reports. Concurrently with the payment of Sublicense Fees under Section 5.1, Aeolus shall submit to National Jewish a written report that details the manner in which the corresponding Sublicense Fees were calculated. The Parties shall cooperate in good faith to develop a format for the royalty report that is acceptable to both of them.

5.3	Wire Transfers. Aeolus shall make all payments due to National Jewish under Article 4 by wire transfer in U.S. dollars in immediately available funds to National Jewish at:

Bank: UMB Bank Colorado
Credit to: National Jewish Health
Account Number: 6971187364
ABA Number: 101000695

In the event of any change in the wiring instructions, National Jewish shall promptly advise Aeolus in writing.

5.4
Late Payments. If Aeolus fails to timely remit to National Jewish payment of any amount due under this Agreement, a late fee will be charged to Aeolus on the delinquent amount at the per annum rate of four percent (4%) higher than the prime interest rate published by Wells Fargo Bank (or its successor) in Denver, Colorado (or, if lower, the maximum rate permitted under applicable law), calculated from the date due until the date the delinquent amount is actually received by National Jewish.

5.5
Taxes and Other Charges. The payments Aeolus is required to make under this Agreement are exclusive of all taxes, levies, export or import duties, interest, or penalties, however designated or computed, which .are, or may ultimately be assessed against or required to be collected in connection with any Product manufactured or sold by Aeolus. Aeolus shall be responsible for the payment of all of the foregoing. However, in no event shall Aeolus be liable for taxes based on the net income, net worth or taxable capital of National Jewish, including without limitation business and occupation taxes, gross receipts taxes, supplemental income taxes and alternative minimum taxes. All payments due to National Jewish under this Agreement must be paid in United States Dollars. As applicable, payments shall be converted into United States Dollars at the conversion rate quoted under the “Foreign Exchange” section in the Wall Street Journal on the last business day of the calendar quarter in which the amount due accrued.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

5.6
Audit Rights. Aeolus will maintain true and correct books of account containing a record of all information necessary to calculate all payments due in accordance with this Agreement for a period of two (2) years fallowing the payment to which the records pertain. National Jewish or its agent shall be entitled, upon not less than ten (10) business days’ notice and not more than twice per year, to review and copy such books and records during Aeolus’s regular business hours for the purpose of verifying the accuracy of the calculation of payments due under this Agreement. National Jewish shall bear the fees and expenses of any such review; provided, however, that if an underpayment of royalties of more than five percent (5%) of the total amount due for any year is discovered, Aeolus shall bear the actual and documented fees and expenses of such review. Aeolus shall also immediately pay all underpaid compensation, along with appropriate interest due under Section 5.4 for such late payment.

6.	Protection of Patent Rights

6.1
National Jewish’s Responsibilities. Aeolus shall diligently handle the Prosecution of all patents and patent applications included in the Patent Rights. As a first step, Aeolus shall file, no later than 5/23/09: (i) a non-provisional US patent application that claims key aspects of the Technology and of all subject matter disclosed, in the Pending Application, as determined by Aeolus and National Jewish cooperating in good faith (the “Non-Provisional Patent Application”); and (ii) a PCT application based on the Non-Provisional Patent Application, designating all member countries (“the PCT Application”). Aeolus and National Jewish shall cooperate in good faith to determine the scope and content of the Non-Provisional Patent Application and the PCT Application. Aeolus shall also file any additional patent applications in any jurisdiction in the world that Aeolus and National Jewish collectively deem appropriate to protect their economic interests under this Agreement. Aeolus may select patent counsel of its own choice to handle all such patent matters, provided that such counsel is acceptable to National Jewish acting in good faith. National Jewish shall cooperate fully in National Jewish’s Prosecution efforts under this Section 6.1, including promptly executing and delivering documents that may be requested by Aeolus or its patent counsel from time to time.

6.2
Participation by Aeolus. Although the Prosecution of all Patent Rights shall be the primary responsibility of Aeolus, Aeolus shall provide National Jewishwith a copy of all official correspondence with patent authorities, and National Jewish shall have reasonable opportunities to advise Aeolus on Prosecution of the Patent Rights. Aeolus shall not unreasonably reject comments or suggestions by National Jewish related to the Prosecution of the Patent Rights.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

6.3
Responsibility of Prosecution Costs. During the term of this Agreement, the Prosecution of the Patent Rights shall be at Aeolus’s sole cost and expense. Additionally, Aeolus will reimburse National Jewish, no later than fourteen (14) days after the Effective date, for all reasonable, out-of-pocket costs incurred by National Jewish for the prosecution of the patents and patent applications included in the Patent Rights incurred before the Effective Date.

6.4
Termination by Aeolus. In the event Aeolus determines that it no longer wishes to further fund the Prosecution of any patent application or patent included in the Patent Rights, Aeolus will provide National Jewish with written notice to that effect no later than thirty (30) days prior to the next relevant deadline (whether extendible or not). Upon receipt by National Jewish of Aeolus’s notice that it intends to cease funding the Prosecution of any of the patents or patent applications included in the Patent Rights, Aeolus shall cease to have any rights in the affected patent or patent application.

7.	Diligence

7.1
Milestones. Aeolus agrees to use commercially reasonable efforts to diligently develop Products based on the rights granted under this Agreement. As evidence of this diligence, Aeolus agrees to achieve the following milestones:

7.1.1	Complete testing of the 150 Series Compound known as “AEOL 10150” (“AEOL 10150”) in an animal model of whole sulfur mustard or chlorine gas within 2 years of the Effective Date.

7.1.2	Complete testing of AEOL 10150 in a second animal model of whole sulfur mustard or chlorine gas within 3 years of the Effective Date,

7.2
Extensions. Aeolus may extend each milestone in Section 7.1 above for a period of two years, if Aeolus pays National Jewish twenty-five thousand dollars ($25,000) before the original deadline date above for the first year’s extension of the milestone and thirty-five thousand dollars ($35,000) before the first anniversary of the original deadline date for the second year’s extension of the milestone. National Jewish shall have the right to terminate this Agreement if Aeolus fails to achieve both of the milestones in Section 7.1 by the second anniversary of the respective original deadline date.

8.	Representations and Warranties. National Jewish hereby represents and warrants to Aeolus all of the following:

8.1
Ownership and Authority. National Jewish is the sole and exclusive owner of the entire right, title and interest in and to the Patent Rights and Technology, and National Jewish has full legal right to enter into this Agreement and to grant the rights, licenses and privileges to Aeolus granted herein and can perform its obligations as set forth herein without violating the terms of any agreement that National Jewish has with any third party.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

8.2
Exclusivity. Subject to Article 22, National Jewish has not granted to any third party any license or assignment under the Patent Rights or Technology in the Field, and National Jewish will not grant any rights to any third party that are inconsistent with the rights and licenses granted to Aeolus in this Agreement.

8.3
Encumbrances. Except as set forth in Article 22, there are no liens, mortgages, commitments, obligations or encumbrances of any kind or any nature whatsoever against the Patent Rights or the Technology.

8.4	Validity. To the best of National Jewish’s knowledge as of the Effective Date, the Patent Rights are valid and enforceable.

8.5
Claims. As of the Effective Date, there are no pending claims, judgments or settlements against or owed by National Jewish pending with respect to the Patent Rights or the Technology, and National Jewish has not received written notice of any threatened claims or litigation seeking to invalidate any of the Patent Rights or the Technology. During the Term, National Jewish shall promptly notify Aeolus in writing upon learning of any such actual or threatened claim, judgment or settlement.

8.6
DISCLAIMER. OTHER THAN AS SET OUT IN SECTIONS 8.1 THROUGH 8.5, NATIONAL JEWISH MAKES NO WARRANTIES OF ANY KIND IN RELATION TO THE PATENT RIGHTS AND TECHNOLOGY. IN PARTICULAR, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR IS THERE A WARRANTY THAT THE USE OF THE PATENT RIGHTS AND/OR TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, EXCEPT AS SET FORTH IN SECTION 8.4 NOTHING IN THIS AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY NATIONAL JEWISH OF THE VALIDITY OF THE PATENT RIGHTS OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE PATENT RIGHTS OR TECHNOLOGY. NATIONAL JEWISH HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT BY OR FOR AEOLUS. NATIONAL JEWISH HAS NO LIABILITY WHATSOEVER TO AEOLUS OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON AEOLUS OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:

(a)	the production, use, practice, lease, or sale of any Product by or for Aeolus;

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

(b)	the use of the Patent Rights or Technology by or for Aeolus; or

(c)	any advertising or other promotional activities with respect to any of the foregoing produced by or on behalf of Aeolusor its sublicensees,

9.	Indemnification, Infringement and Insurance

9.1
Indemnity for Breach of Warranty. To the extent permitted by law, National Jewish shall defend, indemnify and hold harmless Aeolus and its directors, officers, employees, stockholders, agents, successors and assigns from and against any and all claims, lawsuits, liabilities, costs, expenses, damages, deficiencies, losses, or obligations, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”) that arise from or relate to any breach Of alleged breach of any representation or warranty of National Jewish in Article 8 above. Aeolus shall give prompt written notice to National Jewish of any Claim for which indemnification hereunder is sought and shall fully cooperate with National Jewish in the defense of such Claim. National Jewish shall have the right to compromise, settle or defend such Claim as it deems appropriate in its sole discretion. However, Aeolus is entitled to participate at its option and expense through counsel of its own selection, and may join any legal actions related to any such Claim. The indemnifications obligations in this Section 9.1 will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful Misconduct of an Aeolus Indemnitee.

9.2
Indemnity for Products Liability. To the extent permitted by law, Aeolus shall defend, indemnify and hold harmless National Jewish and its trustees, officers, employees, and agents (collectively, “National Jewish Indemnitees”) from and against any and all Claims of a products liability nature that relate to the death of a person, injury to a person, or damage to property and result from or arise out of the development, manufacture, use or sale of any Product manufactured or sold by or for Aeolus or one of its sublicensees. National Jewish shall give prompt written notice to Aeolus of any Claim for which indemnification hereunder is sought and shall fully cooperate with Aeolus in the defense of such Claim. Aeolus shall have the right to compromise, settle or defend such Claim as it deems appropriate in its sole discretion. However, National Jewish is entitled to participate at its option and expense through counsel of its own selection, and may join any legal actions related to any such Claim. The indemnifications obligations in this Section 9.2 will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of a National Jewish Indemnitee.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

9.3
Joint Responsibility for Infringement Claims. Except as set forth in Section 9.4 below, if a claim of infringement by a third party is made against Aeolus based on its exercise of the licenses and rights granted under Section 2.1, the reasonable costs of defending such infringement action shall be borne solely by Aeolus. However it is understood that Aeolus shall withhold up to fifty percent (50%) of the royalty payments due to National Jewish under the 150 License Agreement for each calendar year, and apply the same toward reimbursement of half of Aeolus’s expenses incurred in connection with the defense of such infringement action. The Parties agree to cooperate with each other to bring any such third party suit to a successful conclusion. The Parties shall have the right to be represented in any such suit by counsel of their own selection and no settlement agreement will be entered into by National Jewish without the consent of the Aeolus. Aeolus may not enter into a settlement agreement for such infringement claim without the consent of National Jewish, In the event any claim arises under this Section 9.3, Aeolus may terminate this Agreement effective immediately upon National Jewish’s receipt of written notice of termination. Aeolus shall have no further liability for any claims of infringement or civil action arising subsequent to the date of termination.

9.4
Indemnification by Aeolus for Infringement. Aeolus shall indemnify and hold National Jewish harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement of any United States patent brought against National Jewish and attributable to either: (i) technology added to, incorporated into or sold with a Product by Aeolus or one of its sublicensees, provided such technology is not included in the Patent Rights or Technology licensed to Aeolus under this Agreement; or (ii) manufacturing processes utilized by Aeolus or a sublicensee, provided such processes are not included in the Patent Rights or Technology licensed to Aeolus under this Agreement. National Jewish shall give Aeolus all assistance that Aeolus reasonably requires, at Aeolus’s reasonable expense, in the defense of any such infringement claim or civil action.

9.5
Insurance. Aeolus must maintain in force at its sole cost and expense, with licensed and reputable insurance companies, general liability insurance and products liability insurance coverage, in amounts customary in the industry. National Jewish has the right to ascertain from time to time that Aeolus has the coverage required by this Section 9.5, such right to be exercised in a reasonable manner.

10.	Unlicensed Activity and Infringement by Third Parties

10.1
Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement or alleged infringement of any of the Patent Rights by any third party. Such notifying Party shall provide the other Party with any available evidence of such infringement or alleged infringement. National Jewish will investigate such third party infringement and will obtain sufficient facts and information concerning the same in sufficient detail to permit a complete infringement determination to be made. National Jewish will promptly report its findings and conclusions to Aeolus.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

10.2	Pursuing Infringers

10.2.1
Aeolus. During the term of this Agreement, Aeolus shall have the first right (but not the obligation), under its own control and at its own expense, to initiate action against any third party infringer of any of the Patent Rights. National Jewish agrees to join such suit as a party plaintiff if requested by Aeolus and to cooperate with Aeolus, at Aeolus’s own expense, in connection with the conduct of such litigation. Aeolus shall retain all recovery from such infringement action,

10.2.2
National Jewish. In the event that Aeolus elects not to initiate action against an infringer of any of the Patent Rights, National Jewish shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and National Jewish will retain any recovery from such infringement action. Notwithstanding the foregoing, National Jewish will consult with Aeolus throughout the litigation as to its course of action with respect thereto and will not enter into any settlement agreement with any third party without first obtaining the consent of Aeolus to such settlement agreement.

11.	Term and Termination

11.1	Term. The term of this Agreement shall commence on the Effective Date and shall end when the last of the Patent Rights expires unless terminated earlier as provided in this Article 11.

11.2
Termination. In the event of a material breach of this Agreement by either Party, the non-breaching Party may give written notice to the breaching Party, specifying the breach complained of. If the breaching Party does not correct the breach within thirty (30) days of such notice or within such other period as may be agreed to by the Parties, the non-breaching Party may immediately terminate the Agreement by written notice to the breaching Party. Failure by Aeolus to pay National Jewish any amount due under Article 4 of this Agreement shall be considered a material breach.

11.3
Termination by Aeolus. Aeolus shall have the right to terminate this Agreement at any time upon written notice sent to National Jewish thirty (30) days prior to such termination, subject to payment of any outstanding amounts due and payable in accordance with Article 4.

11.4
Termination for Insolvency. Each Party shall have the right to immediately terminate this Agreement by written notice to the other Party in the event the other Party becomes insolvent, files a petition in bankruptcy, is adjudicated bankrupt, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

11.5
Liquidation of Inventory. Within sixty (60) days of termination or expiration of this Agreement, Aeolus shall inform National Jewish of the quantity of Products already manufactured, in the process of manufacture, imported or inventoried by Aeolus, and Aeolus shall be permitted to sell such quantities to third parties for a period of one year following the termination of this Agreement, provided that any appropriate royalties due under the 150 License Agreement are paid.

11.6
Survival. On the effective date of termination or expiration of this Agreement, each Party’s rights and obligations under this Agreement shall terminate; provided, however, that the rights and obligations of the Parties under Section 3.3 (Improvements Made by or for Aeolus), Section 11.5 (Liquidation of Inventory), Section 11.6 (Survival), Article 8 (Representations and Warranties), Article 9 (Indemnification and Infringement), Article 12 (Confidentiality), Article 14 (Notice), Article 15 (Dispute Resolution), Article 1.8 (Governing Law) and Article 19 (Entire Agreement), as well as all payment and reporting obligations that have matured as of the date of termination or expiration,’ shall survive and continue in effect and shall inure to the benefit of and be binding upon the Parties and their legal representatives, heirs, successors and permitted assignees.

11.7
Continuing Rights of Sublicensees. Upon any termination of this Agreement, each sublicense previously granted by Aeolus shall; remain in effect and shall become a direct license of such rights by National Jewish to such sublicensee, subject to the sublicensee agreeing in writing to assume Aeolus’s terms, conditions and obligations to National Jewish under this Agreement as they pertain to the sublicensed rights. For avoidance of doubt, in the event this Agreement is terminated and any such sublicense is assumed by National Jewish, Aeolus shall be deemed to waive the right to receive any royalties or other payments from such sublicensee after the effective date of such termination that would otherwise be payable to Aeolus under its agreement with the sublicensee, and to transfer such right to National Jewish, and National Jewish shall be entitled to succeed to such right.

12.	Confidentiality

12.1
Confidential Information Defined. The term “Confidential Information” means all secret, confidential or proprietary information or data, whether in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business, products or technology, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public. However, Confidential Information shall not include any information or materials that: (i) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect; (ii) were generally available to the public or otherwise part of the public domain at the time of disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; (iv) were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; (v) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or (vi) were pre-approved for release by the Disclosing Party in writing.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

12.2
Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, Aeolus and National Jewish agree that, until the later of (i) the termination this Agreement or (ii) five (5) years after the date of disclosure, Aeolus or National Jewish, upon receiving or learning of any Confidential Information of the Disclosing Party, shall each keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party shall advise its employees and consultants who might have access to the Disclosing Party’s Confidential Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this Agreement. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee who does not have a need for such information.

12.3
Disclosures Required by Law. If a Party is required by law to make any disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable (under the circumstances) advance notice to the Disclosing Party of such disclosure so as to permit the Disclosing Party to secure, if it so desires, confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the Disclosing Party has not filed a patent application with respect to such Confidential Information, it may require the Receiving Party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application; provided, that if a disclosure is required by law or order and such a delay is not possible, the Parties shall cooperate to restrict or delay disclosure to the extent possible in order to allow for the filing of such an application or the securing of other protection for such Confidential Information.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

12.4
Other Permitted Disclosures. Despite the prohibitions of Section 12.2, Aeolus and National Jewish may each disclose Confidential Information of the Disclosing Party to a third party, which is bound by a confidentiality agreement the terms of which are at least as restrictive as those in this Article 12, to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement, including but not limited to, Prosecution of the Patent Rights, pursuing or defending litigation pertaining to the Patent Rights, complying with applicable governmental regulations, submitting information to a tax authority, regulatory authority or other governmental entity, or conducting clinical trials hereunder with respect to Products. Each Party may also disclose the relevant portions of this Agreement: (i) to potential investors or other persons or entities with whom such Party proposes to enter into a business relationship, provided that such third party enters into a confidentiality agreement maintaining the confidentiality of such confidential information; and (ii) in connection with any filings required by the Securities and Exchange Commission (the “SEC”) or equivalent non-United States authorities.

12.5
Unauthorized Use. If a Receiving Party becomes aware or has knowledge of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

12.6
Return of Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party shall, at the sole discretion of the Disclosing Party, either (i) promptly return all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, or (ii) destroy all such information described in clause (i), except that in each case the Receiving Party may retain one copy for its legal files.

13.
Public Announcements. Except for filing a copy of this Agreement by either Party with the SEC or equivalent non-United States authorities pursuant to Section 12.4 above, to the extent such Party in required or elects to make such a filing, neither Party shall make any public announcement regarding this Agreement, any Patent Rights or any Products, unless (1) agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed) or (ii) required by law, and if required by law then only after providing the other Party at least five (5) business days to review and comment on such public announcement; provided, the Parties agree that a period of less than five (5) business days for review and comment is permissible if such lesser period of time is required in order to comply with law or by an emergency situation due to unexpected circumstances.

14.
Notice. All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed effective upon actual receipt or upon receipt by the sender of confirmation of facsimile transmission. Notices shall be sent to the following addresses (or such other address as either Party may specify in writing):

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

If to National Jewish:	If to Aeolus:

National Jewish Health	Aeolus Pharmaceuticals, Inc.
1400 Jackson Street	26361 Crown Valley Parkway #150
Denver, Colorado 80206	Mission Viejo, California 92691
Attention: Emmanuel Hilaire, PhD	Attention: John McManus
Telephone: 303 398 1262	Telephone: 949 481 9825
Facsimile: 303 270 2352	Facsimile: 949 481 9829
Email: hilairee@njhealth.org	Email: jmcmanus@aeoluspharma.com

15.
Dispute Resolution. Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by binding arbitration in the city of San Francisco, California, in accordance with the then-current Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration panel will be composed of three arbitrators who are AAA panel members and are either retired jurists or engaged in the practice of law. No person may be appointed as an arbitrator unless he or she is independent of Aeolus and National Jewish, is skilled in the subject matter of the dispute and knowledgeable in the evaluation of the technology at issue, and is not directly or indirectly involved in a business that in any way competes With the business of either Party. Each Party shall select one arbitrator, who together will jointly select the third arbitrator. The arbitrators’ decision and award shall be final and binding, and judgment may be entered in any court having jurisdiction thereof. Each Party shall bear its own costs and attorneys’ fees. Each Party shall share equally in the fees and expenses of the arbitrators, but the arbitrators shall have the discretion to reapportion their fees and expenses in their discretion. The provisions of this Article 15 will not apply to any dispute or controversy for which any treaty or law prohibits such arbitration.

16.
Export Regulations. The export or re-export of the Products may be subject to Aeolus obtaining specific approvals required by United States export laws and regulations. Aeolus shall at all times comply with. United States export control laws and regulations in connection with matters relating to this Agreement. It is understood that National Jewish is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that National Jewish’s obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Aeolus that Aeolus will not export data or commodities to certain foreign countries without prior approval of such agency. National Jewish makes no promise or representation that such a license is not required nor that, if required, it will be issued. Aeolus agrees to comply with all relevant laws and regulations in relation to this Agreement and shall cause sublicensees to comply with all relevant laws and regulations.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

17.
Assignment. Except as permitted in Section 2.2, neither Party may assign or transfer its rights or delegate its obligations under this Agreement without the other Party’s prior written consent, except to (i) the surviving entity in a merger or consolidation in which it participates or (ii) a purchaser of all or substantially all of its assets or the business that is the subject of this Agreement, provided in either case that such surviving entity or purchaser expressly assumes in writing the performance of all of the assigning Party’s obligations under this Agreement. Any attempt to make any assignment or transfer in contravention of this Article 17 shall be void and of no force and effect.

18.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law principles. The Parties expressly agree that this Agreement shall not for any purpose be governed by the United Nations Convention on the International Sale of Goods, and hence hereby waive any and all applicable provisions thereof.

19.
Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all of the covenants and agreements between the Parties with respect thereto, and supersedes any previous communications, representations or agreements, verbal or written, related to the subject matter of this Agreement, with the sole exception of the 150 License Agreement which shall remain in full force and effect.

20.
Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court or administrative body of competent jurisdiction, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather, the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of the Parties shall be construed and enforced accordingly.

21.
Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties. Further, either Party’s signature to a copy of this Agreement shall be deemed a signature to, and may be attached to, any other identical copy of the Agreement. Facsimile signatures shall be as binding and effective as original signatures.

22.
Government Rights. The research leading to the Patent Rights was funded in part by the U.S. Government, and the Parties agree that, notwithstanding any use of descriptive terms such as “exclusive” in Section 2.1 and elsewhere in this Agreement, the U.S. Government has certain rights in the Patent Rights as set forth in 37 CFR §401.  Aeolus agrees to comply with all obligations resulting from such government rights, including, but not limited to, the requirement that any Products sold in the United States based upon such technology must be substantially manufactured in the United States to the extent required by 35 U.S.C. §204, if such statute is applicable.

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.

In Witness Whereof, the Parties have duly executed the foregoing agreement on the date(s) set forth below, to be effective as of the Effective Date.

National Jewish Health		Aeolus Pharmaceuticals, Inc.

By:	/s/ Gregory P. Downey	By:	/s/ John L. McManus

Name:	Gregory P. Downey, MD	Name:	John L. McManus

Title:	Executive VP for Academic Affairs	Title:	President & CEO

Date:	1/21/2009	Date:	1/15/2009

Exclusive License Agreement
National Jewish Health and Aeolus Pharmaceuticals, Inc.